October 25, 2005

Re: Emerald Plaza

Dear Investor:

The sale of Emerald Plaza to RREEF is progressing and is expected to close by the first week of November 2005. In addition to receiving your prorata share of the sale proceeds, you will receive an additional distribution from the excess funds that the lender, Citigroup, swept from the property during 2005. Citigroup will wire the excess funds, amounting to approximately $1,250,000, to the property bank account within days of the close of Emerald Plaza.

We value our investors and look forward to helping you realize the gain on your investment. For any property specific questions, please feel free to contact me at (714) 667-8252 ext. 268. For accounting questions, contact Vince Wall CPA, at (714) 667-8252 ext 307.

Sincerely,
Triple Net Properties, LLC

/s/ Kent Peters

Kent Peters
Director of Asset Management